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                                                                    Exhibit 4.60

                         UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

IN RE:                                          )
                                                )
ANC RENTAL CORPORATION, et al.,                 )        CHAPTER 11
                                                )
                                                )        CASE NO. 01-11200(MFW)
                                                )        (JOINTLY ADMINISTERED)
                           DEBTORS              )


                       SECOND ORDER AUTHORIZING DEBTORS TO
                (A) LEASE AUTOMOBILES AND (B) PROVIDE PROTECTION
                   IN CONNECTION WITH MASTER LEASE AGREEMENTS

                  Upon the Motion1 of the above-captioned debtors and debtors in possession (collectively, the "Debtors")2 for entry of an order (the "ORDER"):
(i) authorizing certain of the Debtors to lease certain additional vehicles, and
(ii) authorizing the Debtors to assume and provide certain protections in connection with Existing Master Lease Agreements (as defined below);

                  And a final hearing (the "FINAL HEARING") on the Motion having been held on May 10, 2002;


--------
1 Capitalized terms not defined herein shall have the meaning ascribed to them in the corresponding motion.
2 The Debtors are the following entities: ANC Rental Corporation, Alamo International Sales, Inc., Alamo Rent-A-Car Management, LP, Alamo Rent-A-Car, LLC, ANC Aviation, Inc., ANC Collector Corporation, ANC Financial Corporation, ANC Financial GP Corporation, ANC Financial Properties LLC, ANC Financial, LP, ANC-GP, Inc., ANC Information Technology, Inc., ANC Information Technology Holding Inc., ANC Information Technology, L.P., ANC IT Collector Corporation, ANC Management Services Corporation, ANC Management Services, LP, ANC Payroll Administration, LLC, ANC-TM Management LP, ARC-GP, Inc., AR-TM, Inc., ARC-TM Properties LLC, ARG Reservation Services, LLC, ARI Fleet Services, Inc., Auto Rental Inc., Car Rental Claims, Inc., Claims Management Center, Inc., Guy Salmon USA, Inc., Liability Management Companies Holding, Inc., National Car Rental Licensing, Inc., National Car Rental System, Inc., NCR Affiliate Servicer Properties LLC, NCR Affiliate Servicer, Inc., NCRAS Management, LP, NCRAS-GP, Inc., NCRS Insurance Agency, Inc., Post Retirement Liability Management, Inc., Rental Liability Management Holdings, LLC, Rental Liability Management, Inc., Republic Fiduciary, Inc., Republic Guy Salmon Partner, Inc., Spirit Leasing, Inc., Spirit Rent-A-Car, Inc., SRAC Management, LP, SRAC-GP, Inc., and SRAC-TM, Inc.



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                  And upon all the pleadings filed with this Court and all
proceedings had before this Court, and after due deliberation and consideration, and good and sufficient cause appearing therefore;

THE COURT HEREBY FINDS AS FOLLOWS:

         1. Notice of the Motion was appropriate and sufficient under the circumstances and no other notice need be given.

         2. This Court has jurisdiction over the Debtors' bankruptcy cases (the "CASES") pursuant to 28 U.S.C.ss.ss.157 and 1334. This is a core proceeding under 28 U.S.C.ss.157(b)(2).

         3. On November 13, 2001 (the "FILING DATE"), each of the Debtors filed with this Court a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code (the "BANKRUPTCY CODE"). Concurrently therewith, the Debtors filed a motion seeking joint administration and consolidation of the Debtors' chapter 11 cases for procedural purposes only. Pursuant to sections1107 and 1008 of the Bankruptcy Code, the Debtors are continuing to operate their businesses and manage their properties as debtors-in possession.

         4. Prior to the Filing Date, certain of the Debtors, as lessees, entered into three (3) Amended and Restated Master Motor Vehicle Lease and Servicing Agreements, each dated as of June 30, 2000 (the "EXISTING MASTER LEASE AGREEMENTS"). The three Debtors, each of whom is a party to one of the Existing Master Lease Agreements are: National Car Rental System, Inc.; Alamo Rent-A-Car, LLC; and Spirit Rent-A-Car, Inc. d/b/a Alamo, each in their capacity as lessee (individually and collectively, the "LESSEE OPERATING COMPANIES"), and the Debtor ANC Rental Corporation ("ANC"), as guarantor of the obligations of the Lessee Operating Companies and also as servicer. The lessors pursuant to the Existing Master Lease Agreements are the




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following non-debtor entities: Alamo Financing L.P.; National Car Rental
Financing Limited Partnership; and CarTemps Financing L.P. (individually and collectively, the "LESSOR SPES"), each of whom is party to one (1) of the Existing Master Lease Agreements. The Lessor SPEs assigned their rights in connection with the Existing Master Lease Agreements to Bank of New York, as Trustee (the "LESSOR SPE TRUSTEE") and to Citibank, NA, as Master Collateral Agent (the "EXISTING MASTER COLLATERAL AGENT"). MBIA Insurance Corporation ("MBIA") is an intended beneficiary of the trusts maintained by the Lessor SPE Trustee and of the collateral held by the Existing Master Collateral Agent. The Existing Master Lease Agreements, as they pertain to "ACQUIRED VEHICLES" (as defined in the Existing Master Lease Agreements), are unexpired leases entitled to the benefits and protections of Section 365 of the Bankruptcy Code (11 U.S.C. ss.ss.101, et. seq.) and are not leases intended as security under Article 9 of the applicable Uniform Commercial Code. The Court has previously found, as a matter of fact and law, and hereby confirms as to the vehicles to be leased in connection with this Order and the proceeds thereof, that the assets of the Lessor SPEs, the Lessor SPE Trustee, and ARG Funding Corp., Bank of New York, as Trustee in connection with ARG Funding Corp. (the "ARG TRUSTEE"), and Citibank, N.A. as Master Collateral Agent, relating to the vehicles purchased, financed or refinanced with proceeds obtained directly or indirectly from ARG Funding Corp., exclusive of Financed Vehicles (as defined in the Existing Master Lease Agreement), and proceeds thereof (together, the "SPE ASSETS") are not property of the Debtors' estates under the Bankruptcy Code and are not subject to the jurisdiction of this Court in connection with these cases.

         5. This Court, by its Order Authorizing Debtors to (A) Lease Automobiles, and (B) Provide Protection in Connection with Master Lease Agreements, dated February 6, 2002, (the



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"FIRST LEASE ORDER"), granted each of the Lessee Operating Companies authorization to enter into New Master Lease Agreements (individually and collectively, the "NEW MASTER LEASE AGREEMENTS") and other appropriate agreements in connection therewith (collectively, the " FIRST NEW VEHICLES TRANSACTION") to lease new vehicles (the "NEW VEHICLES"), and authorization to provide and confirm certain protections pertaining to Acquired Vehicles leased, as of the Filing Date, pursuant to the Existing Master Lease Agreements (the "EXISTING VEHICLES"). The Debtors thereafter entered into New Master Lease Agreements and other documents in connection with the First New Vehicles Transaction pursuant to their authorization according to the terms and provisions of the First Lease Order.

         6. The Debtors presently seek authority to: (i) lease additional New Vehicles pursuant to the New Master Lease Agreements, (ii) to assume Existing Master Lease Agreements, and (iii) and to provide certain other protections and benefits in connection with the Acquired Vehicles and the Existing Master Lease Agreements and the New Master Lease Agreements, and related agreements, all on the terms described in the Term Sheet (the "TERM SHEET") attached to the Motion (together, the "SECOND NEW VEHICLES TRANSACTION").

         7. Good cause has been shown for the entry of this Order. Authorization and empowerment to consummate the Second New Vehicles Transaction will materially enhance the Debtors' ability to serve their customers and conduct their business operations. The Second New Vehicles Transaction is supported by good business reasons, is reasonable and appropriate under the circumstances, and will aid an effective reorganization. The Second New Vehicles Transaction has been negotiated and entered into in good faith.




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         THEREFORE, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

         8. The relief requested in the Motion is granted, and the relief requested therein hereby is approved, in accordance with the provisions of this Order set forth below.

         9. The Debtors are authorized and empowered to enter into the Second New Vehicles Transaction and to execute and deliver such documents, perform such agreements, and take such other actions consistent with this Order and the Term Sheet as are necessary to effectuate the terms of this Order and the Second New Vehicles Transaction. Upon execution and delivery of the documents necessary to effectuate the Second New Vehicles Transaction (the "NEW DOCUMENTS"), the New Documents and all related documents (including amendments thereto) (collectively, the "SECOND NEW VEHICLES TRANSACTION DOCUMENTS") shall constitute valid and binding obligations of the Debtors party thereto, enforceable against each of the Debtors party thereto in accordance with their terms and applicable law, without regard to the provisions of Bankruptcy Code sections 362 or other applicable provisions of the Bankruptcy Code (but subject to paragraph 17 herein with respect to lease termination and with respect to foreclosure upon the New Collateral (as described below) granted pursuant to this Order), and shall give rise, without further order of the Court, with respect to obligations provided in the Second New Vehicles Transaction Documents, to liens and security interests in (i) all rights, if any, of each Debtor in or relating to any vehicles purchased, financed or refinanced with proceeds obtained from a Financing Source (as defined in the Master Collateral Agency Agreement) (the "Vehicles") and all rights, if any, of each Debtor in each Manufacturer Program (as defined in the Master Collateral Agency Agreement) associated with such Vehicles and (ii) all rights,




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if any, of each Debtor in or relating to the funds and investments held in the
Cash Collateral Account (the "MBIA Cash Collateral Account") described on page 3 of the Term Sheet attached to the Motion, as more particularly described in the Second New Vehicles Transaction Documents (together, the "NEW COLLATERAL"), which liens and security interests in such property, to the extent that they relate to property of the Debtors, shall be senior in priority to all other liens and security interests. In connection therewith, without limitation, (a) the Debtors are authorized and directed to fully and timely comply with all of the terms of the Second New Vehicles Transaction Documents, including, without limitation, to timely pay all rent and other amounts due in accordance with the terms of the Second New Vehicles Transaction Documents, (b) the Debtors are authorized and directed to grant a first priority senior lien in accordance with Bankruptcy Code section 364(d)(1) to the Master Collateral Agent for the benefit of the ARG Trustee on behalf of the ARG Trustee on behalf of the holders of the Notes issued by ARG Funding Corp. insured by MBIA, and to MBIA, in accordance with Bankruptcy Code section 364(d)(1) senior to the rights, interests and liens of any other person, in the MBIA Cash Collateral, plus interest thereon, and in the New Collateral, as security in connection with the First New Vehicles Transaction and the Second New Vehicles Transaction upon terms set forth in the Second New Vehicles Transaction Documents and described in the Term Sheet attached to the Motion, and (c) the Second New Vehicles Transaction Documents, and the obligations undertaken by the Debtors in connection with the New Vehicles Transaction, shall be and remain fully enforceable in accordance with their terms, and not subject to modification, impairment or limitation, notwithstanding, without limitation, any rejection of any of the Existing Master Lease Agreements pursuant to section 365 of the Bankruptcy Code, any relief obtained under




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365(d)(10) of the Bankruptcy Code, or any other provision of the Bankruptcy
Code. All prior liens in the New Collateral shall remain in effect subordinate to the liens granted pursuant to this Order.

         10. All of the obligations of the Debtors pursuant to the First New Vehicles Transaction and the Second New Vehicles Transaction (together, the "NEW VEHICLE CLAIMS") shall be allowed super-priority administrative expenses pursuant to 507(a)(1) and (b) of the Bankruptcy Code with priority, except with respect to Liberty Mutual Insurance Company ("Liberty") and "DIP Financing" as provided in the succeeding sentence, over any and all other administrative expenses under sections 507(a)(1) and (b) of the Bankruptcy Code, and the New Vehicle Claims shall be subordinate only to the carve-out (the "Carve-Out") provided for: (i) the unpaid fees of the clerk of the Bankruptcy Court and of the United States Trustee pursuant to 28 U.S.C. ss. 1930(a) and (b), and (ii) the aggregate allowed unpaid fees and expenses which are payable under Sections 330 and 331 of the Bankruptcy Code to professional persons retained pursuant to an order of the Court by the Debtors, the Creditors' Committee and any other statutory committee appointed herein, in an amount not to exceed $2,500,000 in the aggregate. The Debtors shall under no circumstances seek to provide, and no order shall be entered granting, any entity or person a super-priority equal to or senior to the super-priority granted herein (with the sole exception of priority super-priority administrative claims provided to Liberty pursuant to the Order of this Court, dated March 13, 2002 (the "LIBERTY ORDER"), and the Summary of Terms and Conditions attached to such Order (the "LIBERTY TERM SHEET"), (the "LIBERTY CLAIMS") and super-priority claims granted in connection with "DIP Financing", as described in Section 2, paragraph 3 of the Liberty Term Sheet, (the "DIP CLAIMS") which




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super-priority Liberty Claims and DIP Claims shall be equal in priority to, but not senior to, the New Vehicle Claims.

         11. In addition to the foregoing, the Debtors are authorized and directed, and do , assume pursuant to section 365 of the Bankruptcy Code, effective upon the first disbursement of monies pursuant to Second New Vehicles Transaction and shall fully and timely comply, in all respects, except as noted below with respect to "Excluded Cure Items" (as hereinafter defined), with the terms of each Existing Master Lease Agreement as such Existing Master Lease Agreements pertains to Acquired Vehicles. Without limitation, except as to Excluded Cure Items, to the extent the Existing Master Lease Agreements pertain to Acquired Vehicles rather than Financed Vehicles, the Debtors are authorized and directed to: (i) timely pay, in full, in cash, all Rent (as defined in the Existing Master Lease Agreements) and all other amounts due pursuant to the Existing Master Lease Agreements, (ii) ensure that all amounts representing the proceeds of sales of "Program Vehicles" (as defined in the Existing Master Lease Agreements) and "Non-Program Vehicles" (as defined in the Existing Master Lease Agreements) (including amounts paid by a manufacturer as a result of the sale of any such vehicle) are remitted by the payor, or if mistakenly received by the Debtor then immediately tendered by such Debtors in kind, to the Lessor SPE Trustee (as defined herein) or the Existing Master Collateral Agent, as applicable, and (iii) use reasonable best efforts to ensure that each Acquired Vehicle that is a Program Vehicle, as of the Filing Date, is returned to the relevant Manufacturer (as defined in the Existing Master Lease Agreements) within the "Repurchase Period" (as defined in the Existing Master Lease Agreements); provided, however, the foregoing shall not require the Debtors to immediately cure the following Existing Master Lease Agreement items (the





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"EXCLUDED CURE ITEMS"): (a) unpaid monthly Rent (as defined in the Existing
Master Service Agreements) which was due prior to January 1, 2002 (the "YEAR 2001 RENT"), (b) the part of Rent under each Existing Master Lease Agreement that is comprised of that portion of the Monthly Variable Rent (as defined in the Existing Master Lease Agreements) described in subclauses (III) and (IV) of the definition of Monthly Variable Rent payable after an Event of Bankruptcy (as defined in the Existing Master Lease Agreements) with respect to any Lessee Operating Company or ANC (the "SPECIFIC EXCLUDED RENT" and together with the Year 2001 Rent, the "DEFERRED RENT PAYMENTS"), (c) a default occurring prior to January 18, 2002, which has been made known in writing by the Debtors to MBIA prior to January 18, 2002, or (d) a default arising under the Existing Master Lease Agreements by the filing of the bankruptcy petitions commencing these cases (items (c) and (d) of this paragraph being referred to hereinafter as "EXCLUDED DEFAULTS").

         12. The Debtors shall cure the Excluded Cure Items as follows: (i) the Excluded Defaults listed in subparagraph (c) of paragraph 11 (other than defaults constituting non-payment of Deferred Rent), (ii) the Excluded Defaults, if any, referenced in subparagraph (d) of paragraph 11 shall be cured on the occurrence of the earlier of an "Emergence Event" (as hereinafter defined in the Term Sheet) or the conversion of the cases of any of the ANC or Lessee Operating Companies Debtors to a case under chapter 7 (together the "EMERGENCE DATE"), and
(iii) the Deferred Rent Payments shall be cured as follows: (a) in the event that, prior to occurrence of an Emergence Date, substantially all the collateral held by the Master Collateral Agent and the ARG Trustee on behalf of MBIA supported financings is liquidated and is insufficient to satisfy both (I) all the obligations owed by ARG Funding in connection with the MBIA insured notes,



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and (II) any and all premiums, fees, and any and all other obligations owed to
MBIA by any of the Debtors or ARG Funding, (together the "MBIA RELATED CLAIMS") then MBIA or the SPE Lessors, as applicable, shall be entitled to be immediately paid an additional super-priority administrative expense claim in the amount of the lesser of (x) the amount of such shortfall and (y) the amount of Deferred Rent Payments; or (b) in the event that, prior to occurrence of an Emergence Date, substantially all the collateral held by the Existing Master Collateral Agent and the ARG Trustee on behalf of MBIA supported financings is not liquidated, then MBIA or the SPE Lessors, as applicable, shall, (I) in connection with, and as a condition precedent to, any plan of reorganization pertaining to the Debtors or consummation of the sale or other disposition of the business assets of Alamo or National, be entitled to assurance, in form and substance reasonably satisfactory to MBIA, of payment of the Deferred Rent Payments, to the extent such payment is necessary to ensure that the MBIA Related Claims will be paid in full, or (II) in connection with the dismissal of the Debtors chapter 11 proceedings or the conversion of the Debtors chapter 11 proceedings to a chapter 7 proceeding, to be immediately paid the Deferred Rent Payments. Except as provided in this paragraph, all other defaults, if any, shall be cured in connection with the assumption of the Existing Master Lease Agreements as such agreements pertain to Acquired Vehicles.

         13. The Debtors waive any and all rights they may have to seek any relief from their obligation to (i) timely remit Rent (other than the Deferred Rent Payments) and (ii) fully comply with the terms and provisions of the Existing Master Lease Agreements, and the First New Vehicles Transaction Documents and the Second New Vehicles Transaction Documents (together, the "TRANSACTION DOCUMENTS"), and no such relief shall be granted to the Debtors.



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None of the Transaction Documents shall be assignable by the Debtors without the written consent of MBIA.

         14. Nothing herein shall prejudice or impair any rights or remedies of the Lessor SPE Trustee, the Existing Master Collateral Agent, MBIA, or any other non-Debtor person in connection with the Existing Master Lease Agreements and any of the Acquired Vehicles, and to seek any other relief, and nothing herein shall prejudice or impair the right of any of the Enforcement Parties (as hereinafter defined) to assert claims with or without priority in these cases, and all of such rights and remedies are expressly reserved and preserved to the Enforcement Parties. To the extent any portion of the Specific Excluded Rent is determined to be an allowed claim such allowed claim shall have the same priority, without further order of the court, as the New Vehicles Claims.

         15. The authorization and ability of the Debtors to enter into the New Vehicles Transaction and to execute and deliver the New Documents granted herein is without prejudice to, and subject to, any contractual rights of Ambac Assurance Corporation ("AMBAC") in connection with the New Documents, including, without limitation, any consent rights to Ambac to the extent such New Documents require Ambac's consent, and any rights Ambac may have to the extent the New Documents contravene, conflict or are inconsistent with Ambac's rights pursuant to the terms of the Pre-Petition Documents.

         16. The Series 2001-3 Notes issued by ARG Funding Corp. are not subject to the jurisdiction of this Court and nothing in this Order is intended to, or shall, determine that the Series 2001-3 Notes are not entitled to pro rata payment in accordance with the Pre-Petition Documents.




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         17. If any of the following circumstances or events occur: (i) the
Debtors fail to timely remit, or cause to be remitted, monies, including, without limitation, any of Rent, proceeds from the disposition of Vehicles, and remittances to the MBIA Cash Collateral Account on a Determination Date (as referenced in the Term Sheet), as required pursuant to the Transaction Documents, and such failure continues for two (2) business days, (ii) any of General Motors, Chrysler or Toyota Motor Sales USA purport to withdraw from the "Manufacturer Programs" (as defined in the Transactions Documents) with respect to the Vehicles that are subject to such Manufacturer Programs, as evidenced by the related manufacturer's notation on the invoices for such Vehicles, or any of such manufacturers assert that the such programs are generally no longer enforceable against them with respect to the Vehicles that are subject to such Manufacturer Programs, as evidenced by the related manufacturer's notation on the invoices for such Vehicles, and the Debtors have failed within 45 days after such purported withdrawal or assertion is made to obtain a court determination (including, without limitation, a preliminary injunction) that such programs remain generally enforceable against such manufacturer, and (iii) ANC fails to comply with the provisions of the Transaction Documents requiring ANC to maintain certificates of title in the location, and with the security, protection and MBIA review requirements, set forth in the Transaction Documents or at other location or with such other security and protection as is acceptable to MBIA, and such circumstance continues for five (5) business days (items (i), (ii) and (iii), the "MATERIAL DEFAULTS") then any of the Lessor SPE Trustee, the Existing Master Collateral Agent, The Bank of New York, as trustee under the Base Indenture, dated as of February 26, 1999, between ARG Funding Corp and The Bank of New York (the "ARG TRUSTEE"), any other master collateral agent or trustee serving under the New




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Vehicles Transaction Documents or MBIA (any such party, an "ENFORCEMENT PARTY")
may file an affidavit of the occurrence of a Material Default with this Court and serve the same on counsel to the Debtors and counsel to each of Liberty, Congress, Lehman and the Official Creditors Committee. Five (5) business days after the filing and service of such affidavit, if such Material Default has not been cured, then without the need for obtaining a further order of this Court or giving further notice in this case, (a) the automatic stay under section 362 of the Bankruptcy Code shall be lifted and modified, to the extent applicable, to allow any and all Enforcement Parties to pursue their rights and remedies in connection with the Transaction Documents in and respect to any and all Vehicles and related assets, certificates of title and other documents, and collateral, including the New Collateral, (together, the "SUBJECT ASSETS"), and (b) the Enforcement Parties shall be entitled to, and the Debtors shall assist in providing the requesting Enforcement Parties, immediate possession of any and all of the Subject Assets. Any of the Enforcement Parties and the Debtors shall also be entitled to an emergency court hearing on the merits within no later than five (5) days after the filing and service on counsel to the Debtors and MBIA and counsel to each of Liberty, Congress, Lehman and the Official Creditors Committee, of any motion by the Enforcement Parties to enforce or exercise any rights and remedies with respect to this Order or in respect of the Subject Assets, or for determination that a Material Default exists, or of any motion by the Debtors relating to the Enforcement Parties enforcing or exercising rights and remedies with respect to this Order or in respect of the Subject Assets or for a determination that a Material Default does not exist. The Enforcement Parties shall also be entitled to an expedited hearing and remedies upon no more that (5) days notice in the event of a default other than a Material Default. MBIA shall have standing as a party-in-interest to appear,



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be heard, and to enforce rights and remedies on its own application, relating to any of the Subject Assets and the Transaction Documents. Nothing herein will restrict the right of the Debtors, Liberty, the Creditors' Committee or any secured creditor of the Debtors from seeking injunctive relief or other relief, or from otherwise being entitled to oppose, and to be heard, in connection with any action being taken by the Enforcement Parties.

         18. In the event of any inconsistency between the terms of this Order and any document, including without limitation the Term Sheet, relating to the relief granted pursuant to this Order, the terms of this Order shall control. Notwithstanding anything in this Order or the Term Sheet to the contrary, entry of this Order shall constitute a finding and decree of this Court that:

         (a) (I) the liens and interests in the property of the Debtors of the Lessor SPEs, the Lessor SPE Trustee, ARG Funding Corp., the ARG Trustee, the Master Collateral Agent, and MBIA (together, the "MBIA Parties"), as otherwise provided for in this Order and the Second New Vehicles Transaction Documents do not extend to, and nothing herein shall disclaim or limit the liens or interests that Liberty may have in: (i) the Pre-Petition Liberty Cash Collateral (as defined in the Liberty Term Sheet), (ii) the Liberty Post-Petition Cash Collateral (as defined in the Liberty Term Sheet), (iii) any cash which Liberty receives or would be entitled to receive pursuant to the Debtors' replenishment obligations set forth in Section 2, subparagraph, 1.d.ii and 1.d.iii of the Liberty Term Sheet (hereinafter, the "Cash Replenishment Amounts"), and (iv) the Corporate Collateral and the Finance Company Equity Interests, as such terms are defined in the Collateral Agreement, dated as of August 30, 2001, among ANC, Wilmington Trust



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Company, Liberty and Lehman Commercial Paper Inc. and (y) any other collateral granted to Liberty pursuant to the Liberty Order.

         (II) (x) in the event that, after entry of this Order, the balance of the MBIA Cash Collateral Account is increased by at least $34.5 million, the Debtors shall be obligated to accelerate the next two payments to Liberty in respect of their Collateral Replenishment Obligations (as defined in the Liberty Order), in an amount not to exceed $4 million.

                  (y) to the extent that the Debtors have, at any time, both (i) the obligation to deposit cash into the MBIA Cash Collateral Account and (ii) Collateral Replenishment Obligations to Liberty, the Debtors shall first satisfy the Collateral Replenishment Obligations to Liberty.

         (b) (i) the liens and interests of Liberty do not extend to and nothing herein shall disclaim or limit the liens or interests of the SPE Parties with respect to, (A) the Vehicles (as referenced in paragraph 12 of the Liberty Order), including, without limitation, the Existing Vehicles, the New Vehicles, and the vehicles leased pursuant to the Second New Vehicles Transaction Documents and the proceeds, including insurance proceeds, thereof, PROVIDED that to the extent, under certain circumstances, Liberty may have an interest as pledgee of the Finance Company Equity Interest in rights of distribution, such interests shall be subordinate to the rights of MBIA, (B) the rights, if any, of the Debtors in each Manufacturer Program (as referenced in paragraph 12 of the Liberty Order) associated with such Vehicles, and (ii) any liens or interests Liberty may have or assert in the MBIA Cash Collateral Account are subordinate to the rights and interests of MBIA and the ARG Trustee in the MBIA Cash Collateral Account, including the Cash Collateral Account referenced in paragraph 12 of the Liberty Order;




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

         (c) Liberty's senior liens in any cash held by Liberty constituting the Liberty Post-Petition Cash Collateral, the Pre-Petition Liberty Cash Collateral and any Cash Replenishment Amounts shall include any interest earned thereon;

         (d) Liberty and MBIA reserves all rights granted to them in the Liberty Order and their prepetition agreements, except to the extent specifically modified by this Order;

         (e) Liberty is deemed to have reserved, and in no way waived, any and all rights, interests, defenses or remedies under or in connection with surety bonds issued by Liberty, including without limitation, those which arise under contract, statute or by operation of law, by virtue of equitable lien, equitable subrogation or otherwise, including without limitation, any rights which may be asserted in the above-captioned bankruptcy proceedings.

         19. Counsel to the Debtors shall promptly provide each of counsel to the Official Creditors Committee, Liberty, Lehman, and Congress with written notice, by facsimile transmission, at such time as the Transaction Documents are completed and executed. Each of the Official Creditors Committee, Liberty, Lehman, and Congress shall, upon written request, be provided copies by the Debtors of such Transaction Documents as such entity requests.

         20. The provisions of this Order shall be binding on the Debtors and their respective estates, successors, assigns and representatives (including without limitation any trustee hereinafter appointed as representative of the estate or any of the Debtors, or any other representative who qualifies in a case under the Bankruptcy Code or in connection with any other similar state or federal proceeding). The terms and conditions of this Order and the agreements referenced herein and any actions taken pursuant thereto shall survive the filing of any subsequent case or proceedings for any of the Debtors or the entry of any order in the case of any of the Debtors confirming the consensual plan or any other plan of reorganization, dismissing any such case, converting any such case to any other chapter under the Bankruptcy Code, withdrawing the reference of any such case from this Court or abstaining from handling any such case.

         21. This Order is a final order after a Final Hearing on notice the parties set forth on the service list. This Order shall be is binding in its entirety on the Debtors, creditors and all other parties in interest and none of the provisions of this Order shall be modified or amended without the written consent of MBIA.


         22. The Court hereby retains non-exclusive jurisdiction to enforce the provisions of and findings contained in this Order, and to determine any disputes arising in connection with the execution, delivery and performance of the documents executed in connection with the New Vehicles Transaction and the Lessor Protections.

         23. The notice given by the Debtors of the Motion and of the Final Hearing constitutes due and sufficient notice of the Motion and of the Final Hearing. Any and all other and further notice of the relief requested in this Order shall be, and hereby is, dispensed with and waived.

         24. The provisions of this Order shall supplement, and not supersede, benefits and protections granted to any of the Enforcement Parties pursuant to the First Lease Order.

         25. This Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable upon all parties in interest for all purposes immediately upon execution thereof.


Dated: Wilmington, Delaware
       May 10, 2002

                                               /s/  Mary F. Walrath
                                       -----------------------------------------
                                       HONORABLE MARY F. WALRATH
                                       UNITED STATES BANKRUPTCY JUDGE

                          FOR DISCUSSION PURPOSES ONLY

                                   TERM SHEET

RELEASE OF COLLECTIONS:    Subject to the terms and conditions contained herein,
                           MBIA shall consent to an amendment permitting the release of funds (the "Released Funds") from the Series 1999-1 Collection Account, the Series 1999-3
                           Collection Account, the Series 2000-4 Collection
                           Account and the Series 2001-2 Collection Account on a revolving basis during the period from the Phase II
                           Closing Date (as defined below) to the later of (i)
                           September 1, 2002, or (ii) if the term has been extended in accordance with the conditions set forth under the section entitled "Agreement Extension" below, November 1, 2002 (the "Extension Date") in an amount such that the outstanding principal balance of the Group II Notes shall not exceed $2,300,000,000
                           (the "Maximum Amount") at any time. The Released
                           Funds will be used by ARG to increase the principal amount of the Group II Notes for the sole benefit of the Series 1999-1 Notes, Series 1999-3 Notes, Series
                           2000-4 Notes and Series 2001-2 Notes (the "MBIA
                           Notes") and the funds received by the Leasing
                           Companies pursuant to such increases shall be used to fund the acquisition of "Qualifying Vehicles" as hereinafter defined.

                           "Qualifying Vehicle" means a vehicle (i) that is to be subject to a Group II Operating Lease only and
                           (ii) that, if subject to any manufacturer program, is under either the existing MY2002 program with that manufacturer or a MY2003 program with the same terms and conditions as the existing MY2002 program with that manufacturer or a program with terms and conditions that are more favorable to the Leasing Companies as determined by MBIA in its sole discretion. "Group II Vehicles" means Qualifying Vehicles that are subject to a Group II Operating Lease. No Group II Vehicle shall be considered subject to a manufacturer program until MBIA has acknowledged in writing (a) its acceptance of the terms of the "Collateral Assignment of Rights" with respect to the applicable repurchase program for the related model year, from the assignor to Citibank, N.A., as Master Collateral Agent, and (b) its determination that the repurchase program satisfies the condition in (ii) of this paragraph.

                           The acquisition of Qualifying Vehicles with the Released Funds (the "Phase II Vehicles") will also be subject to compliance with the following criteria on the [first] and [fifteenth] day (each, a "Determination Date") of each month:

                                    (a) (i) With respect to each Determination
                           Date that occurs prior to July1, 2002, at least 76.5% of the Vehicle Pool (as defined below) shall be Vehicles that are eligible under, and subject to, an Eligible Manufacturer Program and (ii) with respect to each Determination Date that occurs after June 30, 2002, at least 79% of the Vehicle Pool shall be Vehicles that are eligible under, and subject to, an Eligible Manufacturer Program;

                                    (b) (i) With respect to each Determination
                           Date that occurs prior to July 1, 2002, no more than 18% of the Vehicle Pool shall be Vehicles that are not subject to any manufacturer repurchase program and (ii) with respect to each Determination Date that occurs after June 30, 2003, no more than 15% of the Vehicle Pool shall be Vehicles that are not subject to any manufacturer repurchase program; and

                                    (c) (i) With respect to each Determination
                           Date, no more than [50]% of the Vehicles in the Vehicle Pool shall be Vehicles under the GM Matrix Program, provided that GMC shall have restated
                           Section 6 of each Consent to the Assignment of Repurchase Rights as described under "Conditions Precedent."

                           "Vehicle Pool" means, collectively, the Group I Vehicles and the Group II Vehicles. For the purposes of (a), (b), and (c) above, percentages of Vehicles will be based on their updated net book value as of the applicable Determination Date. Likewise, all other defined terms used in connection with the documentation implementing this term sheet that include Net Book Value shall use the foregoing updated net book value as of the most recent Determination Date.

                           MBIA may retain Deloitte & Touche or another independent firm to test from time to time (a) ANC's compliance with the above restrictions and (b) that Phase II Vehicles are eligible under and subject to manufacturer programs to the extent represented by ANC. ANC shall cooperate fully with any such testing.

AMORTIZATION               PAYMENTS: The ARG Indenture shall be amended to
                           reflect that ARG shall make a $216,666,666.67 principal payment (the "Amortization Payment") on the Class A-1 and Class A-2 1999-1 MBIA Notes on June 20,
                           2002.

INCREMENTAL ENHANCEMENT:   On each Determination Date, ANC shall deposit
                           directly into the Cash Collateral Account, an amount of cash necessary to cause the Available Enhancement
                           (as defined below) to at least equal the Required
                           Enhancement. The Required Enhancement as of any
                           Determination Date is an amount equal to (a) for each Determination Date before July 1, 2002, 12% of the
                           Invested Amount of the MBIA Notes as of such date and
                           (b) for each Determination Date after June 30, 2002,
                           13% of the Invested Amount of the MBIA Notes as of such date. The cash in the Cash Collateral Account representing the incremental enhancement amount will be available to MBIA for monies owed to it under the Insurance Agreements with respect to the MBIA Notes and other amounts due to MBIA. These arrangements shall supersede all prior agreements between MBIA and ANC as to the Cash Collateral Account.

                           "Available Enhancement" shall be the following amount:

                           (a) Funds in the Cash Collateral Account after giving effect to the deposits made by ANC per the prior paragraph, PLUS

                           (b) The balance in the Series Reserve Accounts for the MBIA Notes, PLUS

                           (c) The balance in the Series Collection Accounts for the MBIA Notes, PLUS

                           (d) 93.72% of the Group I Operating Lease Asset Amount, PLUS

                           (e) 100% of the Group II Operating Lease Asset Amount, MINUS

                           (f) The Invested Amount of the MBIA Notes.

                           For purposes of calculation of the Available
                           Enhancement, the definition of Operating Lease Asset Amount shall be modified from the definition currently in the ARG Documents, to the extent necessary to measure accurately the available fleet-related assets as of each Determination Date.

FEES:                      (a)      In addition to the Surety Provider Fees and
                                    the amounts payable to MBIA under the
                                    Supplemental Fee Letter with respect to the outstanding MBIA Notes set forth in the existing documentation, MBIA shall receive on each Distribution Date occurring on or after the Phase II Closing Date (as defined herein), the product of (A) .0068 divided by 12, and (B) the Net Book Value of the Phase
                                    II Vehicles, for so long as such Phase II
                                    Vehicles are subject to a Group II Operating
                                    Lease.

                           (b) MBIA will receive an upfront fee in an amount equal to $1,000,000 payable on the first date any portion of the Maximum Amount is released to ARG. In addition, MBIA will receive the following fees: (i) a fee in the amount of $1,000,000 if the Released Funds exceed $1,000,000,000, (ii) an additional fee of $500,000 if the Released Funds exceed $2,000,000,000 and (iii) an additional fee of $500,000 if the Released Funds exceed $3,000,000,000.

                                    The facility is a revolving facility,
                                    therefore the aggregate amount of Released
                                    Funds may   exceed $2.3 billion,
                                    notwithstanding the Maximum Amount of $2.3 billion, and every amount released from a Series Collection Account for the MBIA Notes to fund an Increase on a Group II Note shall be counted as Released Funds.

                           (c) To the extent the term of this agreement is extended to the Extension Date, then on September 1, 2002, MBIA shall receive a fee in an amount equal to $1,500,000.

                           (d) In addition to the administrative fee of $400,000 payable on May 13, 2002, MBIA will receive an administrative fee in the amount of $1,600,000, payable as follows: (a) $400,000 on the day after the Final Order (as defined below) is entered PLUS (b) $400,000 on each of June 13, 2002, July 12,
                                    2002 and August 13, 2002. If the term is extended to the Extension Date, MBIA will receive an additional administrative fee in the amount of $800,000, payable as follows:
                                    $400,000 on each of September 13, 2002 and October 11, 2002.

                           (e) MBIA will receive a fee in an amount not to exceed $12,500,000 from the assets of ARG, contingent, and payable, upon the consummation of either a plan of reorganization and/or a sale respecting the Debtors which allows a substantial portion of the business of the Debtors to continue to operate as a going concern (whether under ANC or a successor entity including, without limitation, a buyer). Such fee shall be earned as follows: (i) $5,000,000 if the term of this, or a modified, agreement provides for the continued release of funds from the Collection Accounts until the Extension Date; (ii) $5,000,000 if MBIA agrees to allow the continued release of funds from the Collection Accounts for the MBIA Notes until the earlier of (I) the occurrence of an Emergence Event and (II) May 1, 2003; and, in addition, (iii) $2,500,000 if MBIA agrees to allow the continued release of funds from the Collection Accounts for the MBIA Notes until an Emergence Event. An "Emergence Event" is the earliest to occur of (i) the effective date of any plan of reorganization pertaining to Alamo or National as a Debtor,
                                    (ii) consummation of the sale or other
                                    disposition of the business assets of Alamo or National, and (iii) the dismissal of the Debtors' Chapter 11 proceeding with respect to Alamo or National.

                           (f) The Debtors shall provide MBIA a full and fair opportunity to provide financing to the Debtors in the event that the Debtors seek additional financing at any time hereafter.

                           Except as described herein with respect to the release of funds prior to September 1, 2002, and under the heading "Agreement Extension," with respect to the release of funds until the Extension Date, nothing contained in any of the documents effectuating this Term Sheet shall constitute an offer or a commitment by, or impose any obligation or duty upon, MBIA to provide or to offer to provide financing (including, without limitation, MBIA's continued release of funds from the ARG Collection Accounts) to ANC and the other Debtors.

REMITTANCE PROCEDURES:     ANC shall take such actions as are necessary, in the
                           sole discretion of MBIA from time to time, to ensure that all amounts that are to be paid pursuant to the provisions of the

                           Leases, the Group II Leases, the Master Collateral Agency Agreement or any other basic transaction document are paid directly to the required party and are not paid to any account controlled by any of the Debtors (unless the Debtor is the required party), or from which the Debtors have the ability to withdraw funds (other than in the capacity of Servicer or Master Servicer).

INFORMATION:               The Debtors shall timely comply with all reasonable
                           information requests made by MBIA (including, without limitation, with respect to ANC's operations and the status of its M&A process) and also shall promptly disclose to MBIA the specifics of any and all efforts by the Debtors to obtain financing to purchase or lease vehicles from other sources and any and all indications of interest by any other person or entity to provide any such financing.

PHASE II CLOSING DATE:     The date that all of the Conditions Precedent to the
                           initial release of Released Funds shall have been satisfied.

CONDITIONS PRECEDENT TO
 INITIAL RELEASE OF
 FUNDS: The initial release of any portion of the Maximum Amount to ARG shall be subject to the satisfaction (or the waiver in writing by MBIA) of the following conditions:

                           (a)      All documentation relating to the
                                    transactions contemplated hereunder shall be in form and substance satisfactory to MBIA, in its sole discretion, and Bank of New York as Trustee under the ARG Indentures and the Related Documents shall have executed and delivered such documentation to which it is requested to be a party. Such documentation will not waive any Amortization Event.

                           (b) All consents and approvals necessary in connection with the transactions contemplated hereunder shall have been obtained (without the imposition of any conditions that are not acceptable to MBIA).

                           (c) At ANC's expense, all necessary parties shall have executed appropriate amendments to the documents relating to the Group I Vehicles and the Group II Vehicles which provide for (i) certain rights and remedies in the event that the Servicer fails or refuses to perform its obligations under such documents and (ii) the Controlling Party, at its option, to act in place of the Servicer (1) to provide any calculations required to make any payments under any document relating to the Group I Vehicles or the Group II Vehicles, (2) to direct the collection and flow of funds in accordance with any document relating to the Group I Vehicles or the Group II Vehicles, and (3) take any action permissible under any document relating to the Group I Vehicles or the Group II Vehicles relating to or in furtherance of the safekeeping, maintenance, sale, collection and transport for sale or turn in, and administration and enforcement of any manufacturer's program with respect to any of the Group I Vehicles or the Group II Vehicles. The Controlling Party, insofar as any of the foregoing relate only to Vehicles that are Related Vehicles to one or more Financing Sources that are related solely to MBIA Notes, is MBIA or a party designated by MBIA that is not a direct competitor of ANC, and in any other case is the party designated under the Intercreditor Agreement. An Intercreditor Agreement (which may be a part of the Master Collateral Agency Agreement) satisfactory to MBIA shall have been entered into by all existing Financing Sources and Beneficiaries, and all further parties that become Financing Sources or Beneficiaries must be required to agree to the Intercreditor Agreement as a condition to becoming a Financing Source or Beneficiary.

                           (d) All fees and expenses required to be paid to MBIA on or before the date when all other Conditions Precedent have been satisfied shall have been paid.

                           (e)      The Debtors shall assume, pursuant to
                                    section 365 of the Bankruptcy Code, the
                                    Existing Master Lease Agreements, to the extent pertaining to Acquired Vehicles existing as of the Petition Date; provided, however, that the defaults arising from non-payment of (1) monthly Rent (as defined in the relevant Existing Master Lease Agreement) which is due prior to January 1, 2002 and (2) the part of Rent under each Existing Master Lease Agreement that is comprised of that portion of the Monthly Variable Rent (as defined in the relevant Existing Master Lease Agreement) described in subclauses (III) and (IV) of the definition of Monthly Variable

                                    Rent payable after an Event of Bankruptcy
                                    (as defined in the relevant Existing Master
                                    Lease Agreement) with respect to any Lessee
                                    Operating Company or ANC ((1) and (2)
                                    together, the "Specified Rent") will be
                                    cured, to the extent necessary (as provided herein), by the Debtors in one of the following two ways:

                                    (i)      In the event that, prior to earlier
                                             to occur of an Emergence Event and
                                             the conversion of the Debtors'
                                             Chapter 11 proceeding to a Chapter
                                             7 proceeding (the earlier, the
                                             "Proceeding Windup"), substantially
                                             all the Collateral held on behalf
                                             of MBIA supported financings is
                                             liquidated and proves to be
                                             insufficient to satisfy both (I)
                                             all the obligations owed by ARG
                                             Funding in connection with the MBIA
                                             insured notes, and (II) any and all
                                             premiums, fees, and any and all
                                             other obligations owed to MBIA by
                                             any of the Debtors or ARG Funding,
                                             (together the "MBIA Related
                                             Claims") then MBIA or the SPE
                                             Lessors, as applicable, shall be
                                             entitled to be immediately paid an
                                             additional super-priority
                                             administrative expense claim in the
                                             amount of the lesser of (x) the
                                             amount of such shortfall and (y)
                                             the amount of Specified Rent; or

                                    (ii)     In the event that, prior to
                                             occurrence of a Proceeding Windup,
                                             substantially all the Collateral
                                             held on behalf of MBIA supported
                                             financings is not liquidated, then
                                             MBIA or the SPE Lessors, as
                                             applicable, shall, (I) in
                                             connection with, and as a condition
                                             precedent to, any plan of
                                             reorganization pertaining to the
                                             Debtors or consummation of the sale
                                             or other disposition of the
                                             business assets of Alamo or
                                             National, be entitled to assurance,
                                             in form and substance reasonably
                                             satisfactory to MBIA, of payment of
                                             the Specified Rent, to the extent
                                             such payment is necessary to ensure
                                             that the MBIA Related Claims will
                                             be paid in full, or (ii) in
                                             connection with a Proceeding Windup
                                             constituting the dismissal of the
                                             Debtors chapter 11
                                             proceedings or the conversion of
                                             the Debtors chapter 11 proceedings
                                             to a Chapter 7 proceeding, to be
                                             immediately paid the Specified
                                             Rent.

                           (f) A final court order shall have been approved by the Bankruptcy Court, in form and substance satisfactory to MBIA (the "Final Order"), confirming, INTER ALIA, that (i) the obligations of the Debtors (including, without limitation, the obligations as Lessees and ANC's obligations as Servicer) incurred under the Group II Related Documents and the other documents necessary to effectuate the purchase of the Phase II Vehicles with the Released Funds (including obligations under existing documentation to the extent applicable to such purchase) (collectively, the "Phase II Vehicles Transaction Documents") shall not be subject to rejection, and the Debtors will timely comply in all respects with the terms of the Phase II Vehicles Transaction Documents in all respects (including, without limitation, payment of rent, compliance with the manufacturers programs and compliance with all agreements relating to the Master Collateral Account), (ii) the Debtors will timely comply in all respects with the terms of the existing Master Leases in all respects (including, without limitation, payment of rent, compliance with the manufacturers programs and compliance with all agreements relating to the Master Collateral Account) as such existing Master Leases relate to Acquired Vehicles other than Group II Vehicles to the extent such obligations arise on or prior to August 30, 2002 (and if the term of this agreement is extended to the Extension Date, to the extent such obligations arise on or prior to October 30, 2002), other than the payment of rent due on November 20, 2001 and December 20, 2001 and certain components of the rental payment set forth in the final order,
                                    (iii) the Trustee and MBIA shall be entitled to expedited remedies in the event of any new default by the Debtors, (iv) the order is without prejudice to other rights and remedies of MBIA and the Trustee, (v) that the Trustee and the Lessor SPVs and related parties shall have a superpriority administrative claim equal in priority to the superpriority administrative claim provided to

                                    Liberty, (vi) that the Trustee, the Master
                                    Collateral Agent, and MBIA shall have rights to exercise remedies with respect to both Group I Vehicles and Group II Vehicles and related collateral in the event of default without regard to the automatic stay, and
                                    (vii) that MBIA and related parties shall have such other additional benefits and rights as provided them pursuant to prior orders of the Court.

                           (g) The Leasing Companies shall increase the principal amount of the Group II Notes in exchange for the Released Funds and the Group II Notes will be secured by a first priority lien (not shared with AMBAC or the Liquidity Banks) on the Group II Vehicles and all other collateral relating to the Group II Vehicles. The Group II Leasing Company Related Documents shall be amended (the "Group II Leasing Company Amendments") to reflect the foregoing, in form and substance satisfactory to MBIA.

                           (h) To the extent requested by MBIA, consent by AMBAC and the Liquidity Banks (to the extent applicable) as to the amendments and waivers required to be made in the Leasing Company Related Documents relating thereto, including the provisions necessary to effectuate paragraphs (c), (f) above and (s) below.

                           (i) Weil, Gotshal & Manges shall deliver an opinion, in form and substance satisfactory to MBIA, as to transactions contemplated hereunder including, without limitation, that the execution and delivery of the ARG Amendment, the increases of principal under the Group II Notes and the Group II Leasing Company Amendments are permitted by the ARG Indenture and the Related Documents and that all conditions precedent applicable to ARG Amendment, the increases of principal under the Group II Notes and the Group II Leasing Company Amendments have been satisfied.

                           (j) ANC shall provide to MBIA (1) an executed acknowledgment and agreement by Citibank, N.A., as Master Collateral Agent, with respect to the cash flow narrative (which shall be in form and substance satisfactory to MBIA), (2) executed affirmations by the manufacturers with respect to the collateral assignments of the rights under the manufacturer program, covering all vehicles in the Vehicle Pool subject to a manufacturer program, and (3) evidence satisfactory to MBIA that the auction houses accounting for at least 90% of ANC's auction proceeds during calendar 2001 have been notifed that they are to pay all proceeds from the sales of Vehicles directly to the Master Collateral Account.

                           (k) ANC shall make arrangements satisfactory to MBIA for the custody of certificates of title to Vehicles in the Vehicle Pool.

                           (l) The provider of the lockboxes in which titles currently are received directly from the DMVs shall have established a mechanism acceptable to MBIA to provide daily electronic reports on all activity in the lockboxes.

                           (m) ANC and a firm selected by MBIA (that shall not be a rental car company or a competitor of ANC) shall have established protocols for a weekly secure FTP transfer from ANC to such firm of the following two file types of information:

                                    (i)      For every Vehicle under the Group I
                                             Leases and every Vehicle under the
                                             Group II Leases, all of the items
                                             provided to MBIA in the
                                             semi-monthly data files, plus the
                                             following additional fields: trim
                                             package, body style, color, and
                                             city, state and zip of location.

                                    (ii)     The weekly vehicle activity report
                                             provided by ANC to MBIA, modified
                                             in a form acceptable to MBIA and
                                             ANC to indicate on a VIN-by-VIN
                                             basis, the cost or net realized
                                             proceeds of all vehicles acquired,
                                             repurchased and sold at auction,
                                             and in the case of vehicles
                                             repurchased or sold at auction, the
                                             location to which ANC delivered the
                                             vehicle.

                           (n) Citibank shall have agreed to provide MBIA and a representative selected by MBIA (at ANC's expense), on a daily basis, an electronic file that MBIA and its representative may read directly into their respective computer systems, identifying all activity in the Master Collateral Account and the lockboxes and other accounts that flow up into the Master Collateral Account, and all cash movement instructions provided to Citibank by the Master Servicer.

                           (o) ANC shall have provided to MBIA copies of all manufacturer programs, certified true and complete by the manufacturers, covering all vehicles in the Vehicle Pool subject to a manufacturer program.

                           (p) GMC shall have restated Section 6 of each Consent to the Assignment of Repurchase Rights with respect to the GMC repurchase programs for Alamo and National for model years 2000-2002, to incorporate GMC's agreement that in the event of any default under the Leasing Company Related Documents or the Group II Leasing Company Related Documents, the Master Collateral Agent will have the option to cause the repurchase price with respect to each such Group II Vehicle turned back to GMC to be calculated by either (I) depreciating such vehicle on a straight line basis at 2.25% per month for the actual holding period for such vehicle or (II) applying the repurchase percentage for such vehicle indicated in the applicable Fleet Agreement.

                           (q) ANC shall provide to Gordian Group and MBIA such supplemental analysis / due diligence information as it shall from time to time request expeditiously if the requested information is readily available to ANC and within a reasonable period of time if the requested information is not readily available to ANC.

                           (r) An independent firm selected by MBIA shall have tested (i) the accuracy of ANC's internal computer records (against underlying source documents such as invoices, certificates of title, etc.) as to various attributes of the Vehicles purchased by ANC or the Leasing Companies between February 26, 2002 and March 31, 2002 (including but not limited to the attributes reported by ANC in the semi-monthly data files), (ii) the accuracy of ANC's designation of certain Vehicles as subject to an Eligible Manufacturer Program, and
                                    (iii) such other items as MBIA may
                                    reasonably request, and such firm shall not have reported any material deviation or exceptions, in MBIA's sole discretion. ANC shall cooperate with reasonable additional testing requested by MBIA (and at MBIA's expense) during the term of this agreement.


                           (s) The Master Collateral Agency Agreement shall have been modified in a manner acceptable to MBIA, including provisions such that financing by any other financing sources and beneficiaries do not impair MBIA's rights with respect to vehicles financed by MBIA supported financing, and MBIA's ability to effect modifications and amendments to documents related to MBIA supported financing without seeking the consent of such other financing sources and beneficiaries, and provisions related to notation and confirmation of whom liens benefit.


                           (t) A Collateral Assignment for the MY 2003 program, in form and substance satisfactory to MBIA, shall have been executed and delivered by each Manufacturer of a Group II Vehicle that is subject to a MY2003 manufacturer repurchase or guaranteed depreciation program as of the Phase II Closing Date.

                           (u) MBIA shall have received all of the items due on or before the Phase II Closing Date in accordance with Schedule I.

                           (v) The Phase II Closing Date shall have occurred before May 31, 2002.


                           (w) ANC shall have demonstrated that they have established permanent procedures satisfactory to MBIA for the retention and appropriate filing of copies of the applications for certificates of title for


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

                                    all Vehicles that have not yet had a
                                    certificate of title issued for the first time.

CONDITIONS PRECEDENT TO
    ALL RELEASES:          As of each date of the Release of Funds, including
                           the initial date, unless waived in writing by MBIA:

                           (1) No law, regulation, order, judgment or decree of any governmental authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or governmental authority which purports to enjoin, prohibit, restrain or otherwise affect the consummation of the transactions contemplated hereby or which threatens to impose any liability or claims for damages against MBIA as a result of such transactions.

                           (2) ANC and the other Debtors shall be in compliance with certain financial covenants, including (a) all "Triggering Events" as defined in ANC's Cash Collateral Order (taking into account any extension of the `Base Budget' contained in such Order after the expiration of such Base Budget on 9/27/02), and (b) (I) a percentage (mutually acceptable to MBIA and ANC) of the monthly and cumulative projections of revenues and
                                    (II) a percentage (mutually acceptable to MBIA and ANC) of the monthly and cumulative projections of EBITDAR set forth in ANC Rental Corporation Restructuring Forecast dated February 15, 2002. If any party shall not be in compliance with the EBITDAR requirement described above, MBIA shall not request of such party payment of any fees in connection with MBIA's consideration of or granting of a waiver or other response to the noncompliance. However, MBIA is under no obligation to agree to any waiver.

                           (3) As of the most recent Determination Date, the Available Enhancement was at least equal to the Required Enhancement.

                           (4) As of the most recent Determination Date, the Vehicle Pool complied with the restrictions described under "Qualifying Vehicles."

                           (5) A firm selected by MBIA shall not have reported any material errors or discrepancies in ANC's designation of certain Vehicles as subject to an Eligible Manufacturer Program.

                           (6) All fees and expenses required to be paid to MBIA shall have been paid.

                           (7) MBIA shall have received all of the items required to be delivered as of such date in accordance with Schedule I.

                           (8) No material adverse change in (i) the condition (financial or otherwise), operations, assets, business, properties, performance or prospects of Debtors, the Leasing Companies or ARG, (ii) the ability of the Debtors, the Leasing Companies or ARG to perform their respective obligations under the ARG Indenture, the MBIA/ARG Supplements, the Leasing Company Indenture, the Leasing Company Related Documents, the Group II Leasing Company Indenture, the Group II Leasing Company Related Documents, the Leases or the Group II Leases, or (iii) the ability of MBIA to enforce its rights under the documents referred to in clause
                                    (ii) above shall have occurred and no fact relating to ANC, any of the Debtors, any of the Leasing Companies or ARG that is materially adverse to MBIA, as Surety Provider, shall have been disclosed since January 15, 2002.

                           (9) The Debtors shall be in full compliance with all terms and provisions of the Master Leases and the Group II Leases, including, without limitation, the payment of the fees specified in this term sheet and the payment of all rental payments due and payable under the Master Leases and the Group II Leases other than the payments due November 20, 2001 and December 20, 2001 and certain components of the rental payment set forth in the final order.

                           (10) The Debtors shall provide a compliance certificate together with supporting documentation in form and substance satisfactory to MBIA, with respect to the satisfaction of the conditions precedent as to the Released Funds.

                           (11) The firm selected by MBIA to receive weekly transfers of information from ANC shall have received the agreed upon items according to the schedule agreed upon with ANC.

                           (12) On or prior to the first date when funds are released for the purpose of acquiring MY2003 cars covered under any manufacturer program, a Collateral Assignment, in form and substance satisfactory to MBIA, in connection with the applicable MY2003 Manufacturer Program shall have been executed and delivered by each such Manufacturer and ANC shall have provided such document to MBIA.

                           (13) On each Distribution Date following the initial release of funds on or after the Phase II Closing Date, the Servicer shall have provided to MBIA, as a supplement to each monthly Noteholder Statement, such statements as are necessary to reflect the transactions contemplated herein.

                           (14) ANC shall provide to Gordian Group and MBIA such supplemental analysis / due diligence information as it shall from time to time request expeditiously if the requested information is readily available to ANC and within a reasonable period of time if the requested information is not readily available to ANC.

AGREEMENT EXTENSION:       If, on or prior to September 1, 2002, the Debtors
                           have either (i) a viable business plan that is satisfactory to MBIA, in its sole discretion, or (ii) availability of at least $600,000,000 of new additional financing to lease vehicles in addition to the vehicles leased in connection with the MBIA
                           Notes, the term of this agreement shall be extended to and including November 1, 2002.

M&A PROCESS:               ANC shall agree to (i) diligently pursue its M&A
                           alternatives, (ii) consult with MBIA as to its M&A strategies and negotiations, and (iii) provide MBIA full access to the M&A process and to all information and persons in connection therewith.

                                   SCHEDULE I

         (a) ANC shall deliver to MBIA on the 15th day of each month during the term of this agreement all ANC modifications/updates to the fleet forecast dated 4/12/02 previously provided to MBIA. All such updates shall include detail on the composition of inventory, acquisitions and deletions and on the apportionment of acquisitions, deletions and depreciation between the Leases and the Group II Leases.

         (b) The most recently generated "Monthly Vehicle Statements" referenced in each Lease and Group II Lease on the 17th of each month.

         (c) (i) On the Phase II Closing Date, data Files as of 3/31/2002 containing "Historical Fleet Data, Fleet Depreciation Experience, Vehicle Disposition History" and other data equivalent in scope and contents to the files ANC previously has provided to MBIA for earlier periods, entitled "vehicle exp rat agency," and (ii) on August 1, 2002, equivalent data files current through 6/30/2002.

         (d) On Wednesday of each week, a report for the 7 day period ending on the preceding Friday, by debtor, manufacturer and lease type (operating vs. financing), on actual returns of program cars (including auction of cars under guaranteed depreciation programs), liquidation of risk vehicles and delivery of new vehicles, indicating (i) as to all "deletes" the Net Book Value as of the disposal date and the net proceeds realized from disposition of the vehicle and
(ii) as to program vehicle deletes, the amounts deducted from the manufacturer payment due to excess mileage, excess damage or wear and tear, the late delivery of title, etc.

         (e) On the 17th day of each month, a monthly report indicating the VIN of all vehicles under the Leases or the Group II Leases that have been totaled, lost or stolen.

         (f) On the 12th and 27th of each month, data file containing the following information, to the extent ANC currently maintains this information in electronic format, for every vehicle leased by any of the Leasing Companies and subject to the Leases or Group II Leases:

                  Group I Lease or Group II Lease

                  VIN

                  The date on which depreciation begins in ANC's computer
                    systems for purposes of calculating Net Book Value.

                  For cars under any manufacturer repurchase program, the
                    applicable manufacturer's or dealer's "In-Service Date" or date on which depreciation begins for purposes of calculating the price at which the manufacturer or dealer will repurchase the vehicle.

                  The Vehicle Lease Commencement Date, as expressly defined in the Leases or Group II Leases.

                  State in which vehicle is registered.

                  Manufacturer

                  Model Year

                  Invoice Date

                  Delivery Date.

                  Model name

                  Trim Package

                  Body Style

                  Color

                  Applicable Leasing Company (i.e., Car Temps, Alamo or
                    National).

                  Titleholder

                  Lienholder

                  Capitalized Cost

                  Current Net Book Value

                  Current mileage

                  Current physical location of vehicle (facility/outlet name, street address, city, state, zip)

                  Manufacturer Program

                  For cars in the GMC Matrix program, the Tier #.

                  For cars in GM Matrix Program, number of days in the
                    "Designated Period".

                  If not a "Program Vehicle" per ARG documents, daily
                    depreciation charge per the applicable "Depreciation Schedule".

         (g) On the 17th day of each month, the following information for every vehicle leased by any of the Leasing Companies and subject to a financing Lease:

                  VIN

                  Net Book Value




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